Exhibit 11
                              THERMO FIBERGEN INC.

                    Computation of Earnings (Loss) per Share


                                                         Three Months Ended
                                                     --------------------------
                                                       March 29,      March 30,
                                                            1997           1996
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 Computation of Primary Earnings (Loss) per Share:

 Net Income (Loss) (a)                               $   367,000    $  (104,000)
                                                     -----------    -----------

 Shares:
   Weighted average shares outstanding                14,715,000     10,000,000

   Add: Shares issuable from assumed exercise
        of redemption rights (as determined
        by the application of the reverse
        treasury stock method)                         2,683,923              -

        Shares issuable from assumed exercise of
        options (as determined by the application
        of the treasury stock method)                          -         72,902
                                                     -----------    -----------

   Weighted average shares outstanding,
     as adjusted (b)                                  17,398,923     10,072,902
                                                     -----------    -----------

 Primary Earnings (Loss) per Share (a) / (b)         $       .02    $      (.01)
                                                     ===========    ===========